Lender Presentation May 10, 2021 Exhibit 99.1

This slide presentation, the information contained herein and the materials accompanying it (i) constitute confidential information, (ii) are provided to you on the condition that you agree to hold it in strict confidence and not reproduce, disclose, forward or distribute it in whole or in part without the prior written consent of HGV and (iii) are intended for the recipient hereof only. Acceptance of this slide presentation further constitutes your acknowledgment and agreement that none of HGV and its affiliates, directors, officers, employees, partners, members, controlling persons, agents or advisers makes any express or implied representation or warranty as to the accuracy or completeness of the information contained herein or shall have any liability to the recipient or its representatives relating to or arising from the information contained herein or any omissions from such information, the use or misuse of such information or any other written or oral communication transmitted to any interested party in the course of its evaluation of HGV. This slide presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements convey management’s expectations as to HGV’s future, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time HGV makes such statements. Forward-looking statements include all statements that are not historical facts, including those related to the proposed Merger (defined below) and HGV’s revenues, earnings, cash flow and operations, and may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” predicts,” “intends,” “plans,” “estimates,” “anticipates” “future,” “guidance,” “target,” or the negative version of these words or other comparable words. HGV cautions you that forward-looking statements involve known and unknown risks, uncertainties and other factors, including those that are beyond HGV’s control, that may cause its actual results, performance or achievements to be materially different from the future results. Factors that could cause HGV’s actual results to differ materially from those contemplated by its forward-looking statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement related to the proposed acquisition of Dakota Holdings, Inc. (the “Merger”); the inability to complete the proposed Merger due to the failure to obtain stockholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from HGV’s ongoing business operations due to the transaction; the effect of the announcement of the proposed Merger on HGV’s relationships, operating results and business generally; the risk that the proposed Merger will not be consummated in a timely manner; exceeding the expected costs of the Merger; the material impact of the COVID-19 pandemic on HGV’s business, operating results, and financial condition; the extent and duration of the impact of the COVID-19 pandemic on global economic conditions; HGV’s ability to meet its liquidity needs; risks related to HGV’s indebtedness; inherent business risks, market trends and competition within the timeshare and hospitality industries; HGV’s ability to successfully source inventory and market, sell and finance VOIs; default rates on HGV’s financing receivables; the reputation of and HGV’s ability to access Hilton brands and programs, including the risk of a breach or termination of HGV’s license agreement with Hilton; compliance with and changes to United States and global laws and regulations, including those related to anti-corruption and privacy; risks related to HGV’s acquisitions, joint ventures, and other partnerships; HGV’s dependence on third-party development activities to secure just-in-time inventory; the performance of our information technology systems and HGV’s ability to maintain data security; regulatory proceedings or litigation; adequacy of HGV’s workforce to meet its business and operation needs; HGV’s ability to attract and retain key executives and employees with skills and capacity to meet its needs; and natural disasters or adverse geo-political conditions. Any one or more of the foregoing factors could adversely impact HGV’s operations, revenue, operating margins, financial condition and/or credit rating. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HGV’s most recent Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2021 and filed with the SEC on April 29, 2021, which may be updated from time to time in HGV’s annual reports, quarterly reports, current reports and other filings HGV makes with the SEC. HGV’s forward-looking statements speak only as of the date of this communication or as of the date they are made. HGV disclaims any intent or obligation to update any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. This presentation includes discussions of terms that are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”), and financial measures that are not calculated in accordance with GAAP, such as Adjusted EBITDA. We derived any non-GAAP financial measures from our financial statements and Dakota Holdings, Inc.’s financial statements. We believe such non-GAAP measures provide useful information to our investors about us and our financial condition and results of operations since these measures are used by our management to evaluate our operating performance and by securities analysts and investors as common financial measures for comparison in our industry. See our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q for a more detailed discussion of the meanings of these terms and our reasoning for providing non-GAAP financial measures and the Appendix to this presentation for a full reconciliation of these measures to the most directly comparable GAAP financial measures. Additional Information about the Proposed Transaction and Where to Find It This slide presentation may be deemed solicitation material in respect of the proposed Merger. In connection with the proposed Merger transaction, HGV has filed with the SEC a preliminary proxy statement and other documents regarding the proposed Merger, and plans to file with the SEC a definitive proxy statement as well as other documents regarding the proposed Merger. This slide presentation does not constitute a solicitation of any vote or approval. Stockholders are urged to read the preliminary proxy statement, the definitive proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed Merger or incorporated by reference in the proxy statement because they will contain important information about the proposed Merger. Investors may obtain free of charge the preliminary proxy statement, definitive proxy statement when it becomes available, and other documents filed with the SEC at the SEC’s website at https://www.sec.gov. In addition, the proxy statement and HGV’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnish pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through HGV’s website at https://investors.hgv.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The directors, executive officers and certain other members of management and employees of HGV may be deemed “participants” in the solicitation of proxies from stockholders of HGV in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of HGV in connection with the proposed Merger can be found in the preliminary proxy statement and the other relevant documents that will be filed with the SEC. You can find information about HGV’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in its definitive proxy statement for the 2021 annual meeting of stockholders filed with the SEC on Schedule 14A on March 26, 2021. Disclaimer

Agenda Transaction overview Combined company overview Key credit highlights Segment overview and update Historical financial performance Syndication Overview Appendix

Transaction Overview

Executive Summary On March 10, 2021, Hilton Grand Vacations Inc. (“HGV” or the “Company”) announced it had entered into a definitive agreement to acquire Diamond Resorts International, Inc. (“Diamond”) from funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”), funds managed by affiliates of Reverence Capital Partners (“Reverence”), and other Diamond stockholders for a total deal value of $3.0 billion with consideration paid by HGV at closing expected to be $1.4 billion1 The combination will create a premier vacation ownership company with the broadest offering in the industry, encompassing 154 upscale and luxury properties, 48 sales centers and over 720,000 owners HGV will be financing the acquisition and the refinancing of certain indebtedness with a new $1,300 million Term Loan B facility (“TLB”), new $675 million of Other Unsecured Debt, and $1.4 billion of equity The acquisition is expected to close in summer of 2021, subject customary closing conditions Pro forma for the transaction Secured and Total Leverage will be 1.9x and 3.3x (excluding non-recourse securitized debt), respectively, based on FY 2019 PF Adjusted EBITDA of $885 million2 Assumes issuance of 34.5 million shares of HGV stock at $40.32 per share. Excludes one-time transaction fees and assumption of $657 million of securitized debt from DRI, which is non-recourse to combined entity. EBITDA adjusted to exclude the impact of net deferrals of revenue and direct expenses related to the Sales of VOIs under construction. Diamond EBITDA derived from Dakota Holdings, Inc (“Diamond Resorts”) 2019 financial statements, further adjusted to conform to HGV’s definition of Adjusted EBITDA. HGV EBITDA derived from Hilton Grand Vacations Inc. 2019 financial statements. Includes estimated annualized cost synergies of $125 million.

Sources and uses & pro forma capitalization

($ in millions) Sources	Amount
New Term Loan B	$1,300
Other Unsecured Debt	675
Diamond Debt Assumed [1]	617
Cash on Hand	304
Equity Issued to DRI [2]	1,392
Total Sources	**$4,288**

($ in millions) Uses	Amount
Purchase of Diamond Equity	$1,392
Diamond Debt Repaid	1,363
Diamond Debt Assumed [1]	617
HGV Debt Repaid	791
Transaction Fees & Other	125
Total Uses	**$4,288**

($ in millions)	Maturity	HGV 3/31/21	DRII 3/31/21	Transaction Adj.	Pro Forma 3/31/21
Cash & Cash Equivalents	--	$400	$197	*($304)*	$293
HGV: Amended RCF ($800)	**Nov-23**	**660**		***(316)***	**344**
DRII: Revolving Credit Facility ($100)	Sep-21		--		--
HGV: Term Loan A	Nov-23	175		*(175)*	--
DRII: Term Loan B	Sep-23		863	*(863)*	--
DRII: Senior Secured Notes	Sep-23		500	*(500)*	--
New Term Loan B	**7 years**			***1,300***	**1,300**
Total Secured Debt		**$835**	**$1,363**		**$1,644**
HGV: Senior Notes	Dec-24	300		*(300)*	--
DRII: Senior Notes	Sep-24		591		591
Other Unsecured Debt	**TBD**			***675***	**675**
Other Debt (HGV / DRII)	--	27	26		53
Total Debt		**$1,162**	**$1,980**		**$2,962**
Non-recourse Debt		*706*	*611*		*1,317*
FY 2019 Financial Statistics					
Adjusted EBITDA[3]		$453	$307	*$125*	$885
FY 2019 Credit Statistics					
Total Secured Debt / Adj. EBITDA		1.8x	4.4x		1.9x
Net Secured Debt / Adj. EBITDA		1.0x	3.8x		1.5x
Total Debt / Adj. EBITDA		2.6x	6.4x		3.3x
Net Total Debt / Adj. EBITDA		1.7x	5.8x		3.0x

1) Excludes non-recourse, securitized timeshare debt of $611 million.
2) 34.5 million HGV common shares issued at $40.32.
3) EBITDA adjusted to exclude the impact of net deferrals of revenue and direct expenses related to the Sales of VOIs under construction. Diamond EBITDA derived from Dakota Holdings, Inc ("Diamond Resorts") 2019 financial statements, further adjusted to conform to HGV's definition of Adjusted EBITDA. HGV EBITDA derived from Hilton Grand Vacations Inc. 2019 financial statements. Includes estimated annualized cost synergies of $125 million.

6

HILTON GRAND VACATIONS

Combined Company Overview

The acquisition of Diamond Resorts presents a transformational opportunity 1 Significant value creation from scale benefits of combining the largest independent timeshare company with the strength of Hilton Grand Vacations’ brand and culture 4 Diversifies HGV portfolio, adding additional drive-to destinations and allowing HGV to leverage the Hilton network to penetrate a broader customer segment 3 6 2 Accelerates launch of HGV-branded trust product offering by rebranding Diamond’s trust, Club, and properties to drive revenue growth in a new customer segment, due to Diamond’s capital efficient points-based system 5 Increases recurring EBITDA streams and drives overall cash flow, with adjusted free cash flow accretion in year one1 Ideal timing to capitalize on anticipated leisure travel recovery Generates $125M+ in run-rate cost synergies expected to be achieved in the first 24 months following close Compelling valuation and deal structure facilitates financial flexibility and deleveraging 1)Excluding one-time transaction related expenses.

Combined Company Overview

- Hilton Grand Vacations is a global timeshare company focused on marketing and selling VOIs, managing vacation resorts in top leisure and urban destinations and operating a point-based vacation club
- Pro forma for the acquisition of Diamond Resorts, combined company will have over **720,000 owners, 154 resorts and 48 sales centers**, enabling significant value creation
- Pro forma Company will operate its business across two segments:
  - Real Estate Sales & Financing
    - Market and sell fee-simple VOIs developed both by the Company or by third parties, and source VOIs through fee-for-service agreements with third-party developers. Pro forma Company will also sell point-based VOI, permitting members to maintain flexibility
    - Provides consumer financing, which includes interest income generated from the origination of consumer loans to customers to finance their purchase of VOIs and revenue from servicing the loans
  - Resort Operations & Club Management
    - Earns revenues from Club activation fees, annual dues and transaction fees from member exchanges
    - Provides day-to-day management services, including housekeeping services, maintenance and certain accounting and administrative services for HOAs, for which the Company receives recurring management fees
    - Rents unsold VOI inventory, third-party inventory and inventory made available due to ownership exchanges through Club programs
- Board will be expanded by two seats to nine members, with Apollo having the right to designate two seats as long as they retain equity ownership of HGV at or above 15%, and one seat while they retain equity ownership at or above 10%


~40%
of Segment Adjusted EBITDA from recurring sources[1]
Financing
Club & Resort Management
Rental
Real Estate
~50%
of Segment Adjusted EBITDA from recurring sources[1]

1) Adjusted for net deferrals of revenue and direct expenses related to the Sales of VOIs under construction.

9

A powerful combination of diversified and complementary portfolio accelerates growth via… World-class hospitality with the strength of the trusted Hilton brand 62 upper upscale and luxury properties in premier resort destinations Proven track record of positive Net Owner Growth (NOG) Points-based deeded system enables flexible inventory sourcing from owned or fee partners Best in class lead generation capabilities and sales systems Industry-leading VPG and margins Over 328,000 owners Largest timeshare operator with no hotel brand affiliation Extensive network of 92 leisure resorts across the globe, with strong regional drive-to market exposure, and complementary upscale range Points-based trust structure enabling incremental pricing segmentation and enhanced capital efficiency 4 years of excess developed inventory available for sale Pioneered the innovative Events of a Lifetime® experiential sales & marketing platform that drives strong engagement at a significant VPG premium Nearly 400,000 owners

… Broadest chain scale offering in the industry Midscale Upper Midscale Upscale Upper Upscale Luxury Hilton Vacation Club Former Diamond Club Competitors1 Hilton Vacation Club Former Diamond Properties Enhances alignment with Hilton system and their 112 million Hilton Honors members Illustrative chain scale positioning.

…And more properties in more places



Whistler/Vancouver
Panorama
Tremblant
Blue Mountain
Chicago
South Bend
New York
D.C.
Williamsburg
Virginia Beach
Kitty Hawk
South Lake Tahoe
Park City
Estes Park
Breckenridge
Las Vegas
Brian Head
San Luis Bay
Palm Desert
Palm Springs
Branson
Sedona
Cave Creek/Payson
Gatlinburg
Sapphire
Capistriano Beach
Carlsbad
Ramona
Pinetop
Santa Fe
Scottsdale
Tucson
Myrtle Beach
Charleston
Hilton Head
Sandestin
Daytona/ Ormond Beach
Orlando
Kauai
Honolulu
Maui
Sonora
Waikoloa
Captiva/Sanibel
Naples/Marco Island
Miami
Cabo
HGV resorts
Diamond resorts
HGV-only market
Diamond-only market
Common market

EUROPE (5+24)
MEXICO & CARIBBEAN (2+5)
JAPAN (2)

Benefits of expanded geographic portfolio

- **Higher tour flow,** with more locations to access and offer
- **Higher conversion,** with broader appeal to new customers



US + Canada Only
HGV
DRI
Beach 34 17 51
Ski 9 11
Urban 8 9
Attractions 9 18 27
Desert & Outdoors 18 18
Global
Drive-to 38 54 92
Destination 15 9 24
US + Canada
International 9 29 38
Sales Centers 16 32 48

12

Note: "Outdoors" is composed of Gatlinburg and Pigeon Forge, TN and Ucluelet, Canada. "Regional" is composed of US excluding Hawaii and NYC. "Destination" is composed of Hawaii, NYC, and Canada. Mexico also includes Diamond location in Zihuatanejo (not pictured on map).

HILTON GRAND VACATIONS

New branded trust offers additional benefits Advantages for combined entity Premium pricing for certainty of availability in high demand real estate markets Inventory sourcing flexibility and efficiency allows us to employ a fee-for-service model with multiple partners Ability to pre-sell new developments supports strong project-level cash flow and returns Deeded points Trust points Advantages for buyers and owners Guaranteed availability to reserve purchased week provides peace of mind Aspirational sense of true ownership Physical asset that can be passed down to future generations Smoother sales and upgrades, with less specific matching of buyer to property Lowers barrier to ownership and broadens ability to buy into system with more flexible pricing options Reduces inventory delivery volatility and reliance on new builds Facilitates inventory recycling, reducing new build needs Geographic flexibility to access network without committing to home resort Timing flexibility, as not tied to a particular time of year or duration

Key Credit Highlights

Summary Credit Highlights Industry leading diverse portfolio and owner network 1 Diversified earnings profile Significant synergies from strategic combination Broadened addressable market Attractive free cash flow profile Strong and flexible balance sheet Experienced management team 2 3 4 5 6 7

Industry Leading Diverse Portfolio and Owner Network 731K 660K 405K 326K 220K Owners 878K 150 110 91 59 45 Resorts 230 663K 383K 280K 236K Tours 945K $1,524 $1,410 $932 $619 $3,439 $3,403 $3,331 $2,642 $2,381 VPG $3,518 $991 $885 2 $758 $453 $305 $122 Contract Sales $ in millions $2,355 $2,342 448K 1 2 Adjusted EBITDA $ in millions Source: 2019 company filings Estimated. Adjusted for net deferrals of revenue and direct expenses related to the Sales of VOIs under construction; combined includes total identified run-rate cost synergies of $125 million; see Reconciliations in Appendix. 2 1

Diversified earnings profile with increased contribution from recurring and fee-based earnings Adjusted for net deferrals of revenue and direct expenses related to the Sales of VOIs under construction. 2 New buyers and owner upgrades further grow these fee streams and create a multiplier effect NOG generates several high margin, recurring fee streams: Club membership fees Property management fees Financing fees ~50% of Segment Adjusted EBITDA from recurring sources1 ~40% of Segment Adjusted EBITDA from recurring sources1

3 Acquisition unlocks significant synergies

Revenue levers

1 More products
- Branded trust product
- Expanded chain scale
- Broader price coverage
- Experiential offerings

2 More places
- Expanded regional network
- Higher NOG
- Additional HGV owner sales

3 More owners
- Diamond owner base activated by Hilton Grand Vacations brand, which is complemented by Hilton Grand Vacation owner base being activated by Diamond's experiential platform

Revenue synergies

- HGV new buyer lift
- Diamond new buyer lift
- HGV owner lift
- Diamond owner lift
- Diamond rental performance

\+

Cost synergies

- General & administrative efficiencies
- Operational efficiencies
- Financial efficiencies

$125M+ identified

Cost synergy run-rate achieved in the first 24 months following close

18

HILTON GRAND VACATIONS

Broadened addressable market via wider range of price points List price per week for HGV vs. Diamond inventory… Diamond's 75th percentile price point sits just below HGV's lowest 25th percentile1 …enhances value proposition for more demographics, expanding Company’s core market # US householders age 25-742 + = HGV current core market Expansion HGV new core market 14M 41M 55M Household income $75-100K Household income $100K + >34% increase Combined 75th 50th 25th 75th 50th 25th ~$93K ~$60K ~$39K ~$34K ~$25K ~$18K 75th 50th 25th ~$80K ~$47K ~$28K Figures unweighted by room type. Selected Characteristics of Households by Total Money Income in 2019. US Census Bureau, Current Population Survey, 2020 ASEC Supplement. 4

Focus on efficiency will drive free cash flow conversion Tap significant developed inventory pipeline to reduce near-term spending needs Reduce long-term inventory spending with increased rate of inventory recapture driven by Diamond’s capital efficient points-based system Maintain industry-leading margins First year Steady state Operating efficiency Working capital efficiency Realize incremental $20-25M of annualized HGV standalone cost reductions identified in 2020 Realize $125M+ of run-rate cost synergies Double-digit adjusted FCF/share accretive150-60% adjusted FCF conversion2 5 Excluding one-time transaction costs. Conversion of Adjusted EBITDA excluding the impact of net deferrals of revenue and direct expenses related to the Sales of VOIs under construction.

Acquisition results in a strong and flexible balance sheet to support the business Pro-forma liquidity of $1.0 billion at year-end 2020 Nearly $300 million of receivables eligible for securitization Capital market efficiencies from increased scale of combined ABS platform Cash flow generation will drive rapid deleveraging Pro forma leverage1 6.8x, returning to below 3.0x within 24 months Diamond Ocean Beach Club Virginia Beach, Virginia Diamond Embarc Whistler Whistler, Canada EBITDA adjusted to exclude the impact of net deferrals of revenue and direct expenses related to the Sales of VOIs under construction. Diamond EBITDA derived from Dakota Holdings, Inc (“Diamond Resorts”) 2020 and Q1 2021 financial statements, further adjusted to conform to HGV’s definition of Adjusted EBITDA. HGV EBITDA derived from Hilton Grand Vacations Inc. 2020 and Q1 2021 financial statements. Includes estimated annualized cost synergies of $125 million. The leverage is based on TTM Q1 2021 Adjusted EBITDA of $436 million. Please refer to appendix for reconciliation. 6

Experienced Management Team 7 Mark Wang President CEO Years with HGV: 22 Gordon Gurnik EVP, COO Years with HGV: 3 Dan Mathewes EVP, CFO Years with HGV: 3 Served as Executive Vice President and President, Hilton Grand Vacations for Hilton Worldwide since March 2008 First joined the company in 1999 as Managing Director of Hawaii and Asia Pacific and has held a series of senior management positions within HGV Prior to joining HGV, Mr. Wang co-founded three independent timeshare companies, where he served as President and COO of each More than 20 years of diverse, global finance experience with both public and private multi-national companies Prior to HGV, Mr. Mathewes served as CFO of Virgin Hotels North America, the lifestyle hotel brand by Sir Richard Branson Previously, he held senior financial positions at The World, Kerzner International, Norwegian Cruise Lines and Royal Caribbean Cruises Ltd. Joined HGV in 2018; prior to joining HGV, Mr. Gurnik served as President of RCI, a worldwide leader in vacation exchange and travel services and the largest exchange network in the world

Segment Overview & Update

HGV Is Well-positioned Despite COVID-19 Disruptions Properties conducive to social distancing generally feature in-room full kitchen, washer/dryer and more square footage, reducing reliance on common areas Limited exposure to volatility in asset values focus on selling out projects vs. long-term asset speculation Minimal focus on rental income available inventory primarily used to support sales with tour guests, rather than rental Low observed price elasticity vs. traditional lodging Limited maintenance capital expenditures by timeshare developer; funded in full by Owners each year Dedicated focus on leisure travelers insulated from exposure to business travel

HGV has Experienced Consistent Growth Despite Unprecedented Market Downturn 1993 – 2019 Timeshare Industry Sales CAGR: +8% HGV net VOI sales ($B)1 Timeshares industry sales ($B) Source: ARDA, public financials, Company reports, industry reports, and HGV Internal Data. Unless otherwise noted, HGV Net VOI Sales data from historical financial statements. 1993 – 1998 HGV Net VOI Sales estimated due to lack of historical data.

Business Segments Overview Source: Public filings. Real Estate Sales & Financing Real Estate Sales Market and sell fee-simple VOIs developed both by HGV or by third parties, and source VOIs through fee-for-service agreements with third-party developers. HGV will also sell point-based VOI, permitting members to maintain flexibility Financing Provide consumer financing, which includes interest income generated from the origination of consumer loans to customers to finance their purchase of VOIs and revenue from servicing the loans Resort Operations Provide day-to-day management services, including housekeeping services, maintenance and certain accounting and administrative services for HOAs, for which we receive recurring management fees Club Management Earn revenues from Club activation fees, annual dues and transaction fees from member exchanges Rental of Available Inventory Rent unsold VOI inventory, third-party inventory and inventory made available due to ownership exchanges through Club programs Resort Operations & Club Management The Combined Company will operate under two distinct business segments – Real Estate Sales & Financing and Resort Operations & Club Management

The combination of HGV’s and Diamond’s unique and flexible products garner larger share of wallet, drive net owner growth and promote customer retention Broad Product Offerings Maximize Owner Choice and Flexibility HGV’s Points-Based Deeded Timeshare Product Diamond’s Points-Based Trust Timeshare Product Points Overlay Points Non-deeded, trust-based VOI structure Inventory is not tied to specific resort, unit or usage time Distribution of product through 32 Diamond sales centers Enables access to redemption options in points-based system, including managed and in-network affiliated resort portfolio 32 sales centers Deeded VOI structure Inventory is tied to specific resorts Overlaid points program allows for owner flexibility to access the entire resort network and other exchange options 16 sales centers Distribution of product through 16 HGV sales centers The Club

Balanced Sales Mix to Owners and New Buyers Drives NOG Owners Sales Tours to New and Existing Members In-House Tours Tours (000’s) Contract Sales ($ millions) Owners (000’s) Strong focus on Net Owner Growth (“NOG”) and embedded value Extensive marketing platform and new customer pipeline from Hilton generates significant tour flow Combined 2019 Tours ~663k tours Combined 2019 Contract Sales $2,342 million Combined 2019 Owners 725k+ owners Source: Public filings, HGV and Diamond management provided data.

High Quality, Loyal Customer Base Source: Public filings, HGV and Diamond management provided data. Note: As of Q1 2021. 1)Weighted average FICO score of the loan portfolio since FY 2020.

Significant In-Place Inventory and Pipeline Projects to Support Growth Recent Developments Sequel 207 Units Sales Start: January 2020 Resort Open: March 2021 The Quin by Hilton Club 140 Units Sales Start: October 2020 Resort Open: October 2021 The Beach Resort Sesoko by Hilton Club 161 Units Sales Start: March 2019 Resort Open: June 2021 The Central at 5th by Hilton Club New Markets 78 Units Sales Start: March 2019 Resort Open: June 2019 Hilton Grand Vacations Chicago Downtown / Magnificent Mile 74 Units Sales Start: December 2020 Resort Open: December 2020 La Pacifica Los Cabos by Hilton Club 388 Units Sales Start: April 2020 Resort Open: September 2021 Maui Bay Villas by Hilton Grand Vacations 100 Units Sales Start: June 2019 Resort Open: June 2021 Liberty Place Charleston by Hilton Club Estimated contract sales value of HGV’s total pipeline is approximately $10 billion1 With 32% of the pipeline consisting of just-in-time inventory and 20% consisting of fee-for-service inventory, capital-efficient inventory represents 52% of HGV’s total pipeline The continuing ramp from Diamond’s newest properties, The Modern and Pigeon Forge, provides further upside opportunity Source: Public filings and HGV management provided data. Includes approximately $4 billion of sales relating to inventory that is currently available for sale at open or soon-to-open projects. The remaining $6 billion of sales is inventory at new or existing projects that will become available for sale in the future upon registration, delivery or construction.

Significant In-Place Inventory and Pipeline Projects to Support Growth

Diamond's capital-lite inventory strategy provides a relatively low-cost, consistent stream of timeshare inventory – Diamond does not need to spend capital on inventory development to maintain sales



1
Sell Points
Existing pool of unsold inventory
Natural attrition includes:
• Lifestyle change
• Default
• Death
• Divorce
• Etc.
2
Natural Attrition
Existing pool of active owners
Vast majority of owners are fully paid
Recaptured inventory from natural attrition returns to pool of inventory
3
Recycle
Recaptured inventory
Recovered inventory from attrition

~1.5 Billion
Points in Current Inventory[1]

~$4 Billion
Retail Sales Value

~4 Years
Completed Inventory On Hand

31

Source: Diamond management provided data.
Note: As of Q1 2021.
1) Including Europe.

HILTON GRAND VACATIONS

Consumer Financing Segment Generates Consistent, High Margins

Consumer finance highlights

- $2.0bn combined consumer loan portfolio
- Growth driven by VOI sales (HGV and Diamond financing propensity of 65% and 81%, respectively)
- Disciplined underwriting with strong average FICO scores (HGV and Diamond weighted average FICO scores of 735 and 743, respectively)[1]

Attractive net interest margin[2]

	HILTON GRAND VACATIONS	DIAMOND Resorts
Weighted average interest rate earned	12.6%	15.2%
- Weighted average interest rate paid	3.2%	3.4%
= Net interest margin	9.4%	11.8%

Core functions

A Consumer finance

Underwriting
- Credit underwriting
- Contract origination
- Price compliance
- Escrow processing

Loan & HOA servicing
- Collateral servicing
- Billing and processing
- In-House collections

Controls
- Sales / inventory
- Quality assurance

Reporting
- Data analysis
- Investor reporting

B Warehouses and securitization

- Loans that meet the eligibility criteria are able to be monetized through HGV's and Diamond's warehouse facilities
- Once sufficient loans are generated, loans are packaged and sold to investors in the form of a Securitization
- Securitized loans are non-recourse
- Transaction structures utilized to securitize timeshare loan collateral have evolved, and branded developers like HGV continued to maintain ABS market access during the financial crisis and the COVID pandemic
- Since 2009, HGV and Diamond completed 6 securitizations, totaling $1.9bn of aggregate issuance[3] and 12 securitizations, totaling $2.7bn of aggregate issuance, respectively

Source: 1Q 2021 company filings.
1) Weighted average FICO score of the loan portfolio since FY 2020.
2) Calculated as weighted average interest rate earned less weighted average interest rate paid by HGV and Diamond, respectively.
3) HGV priced its first securitization in August 2013.

32
HILTON GRAND VACATIONS

Loan Portfolio Overview Source: Public filings, HGV and Diamond management provided data. Note: As of Q1 2021. 1)Weighted average FICO score of the loan portfolio since FY 2020.

Management of resorts in the HGV and Diamond networks, Diamond collections and properties developed by third parties Services provided span operations, hospitality, and finance Platform scale, systems and inventory management benefit HOAs Resort management Resort & Club Management Provide Predictable & Recurring Revenue Streams Club Members1 Key sources of resort operations & club management income A An exchange service that forms the hub of the points-based member experience Points system provides greater flexibility and benefits to members Annual Club dues provide visible and recurring revenue stream Club management B Strong recurring and predictable cash flows Generally cost plus HOA management contracts Less volatile than traditional variable hotel management contracts tied to RevPAR Automatic renewals Also includes annual Club dues from members Source: Company filings. Diamond Resorts represents core North America members.

Transient Rentals Offer Ability to Monetize Unsold Inventory Diamond Ocean Beach Club Virginia Beach, Virginia Las Palmeras, a Hilton Grand Vacations Club Orlando, FL Rental inventory offered through proprietary, branded channels (Hilton.com) and third party channels (e.g. OTAs) Revenue from rentals of unsold inventory and inventory made available due to ownership exchanges through the club Fee revenue from the rental of inventory owned by third parties Ancillary revenues from retail and spa outlets at resort properties Rental & ancillary highlights Allows combined HGV to utilize otherwise unoccupied inventory Transient Rentals Optimize Use of Inventory and Lead to Incremental VOI Sales Provides owner flexibility and mitigates inventory carry costs Rental business creates attractive marketing opportunities to preview guests and transient renters, leading to more effective sales opportunities and closing efficiencies from onsite experiences Potential upside to Diamond’s rental platform by leveraging HGV and Hilton’s rental network

Historical Financial Performance

HGV Q1 2021 Financial Results Highlights

Q1 2021 recent developments

- Q1 2021 showed improvement for a third straight quarter since the onset of COVID-19
- Vaccine rollout and positive travel and leisure outlook have provided a meaningful tailwind for a strong quarter
- For three months ended 3/31/2021, Total Revenue and Adj. EBITDA were $235 million and $42 million representing a decrease of 33% and increase of 27% YoY, respectively
- Real estate and financing revenue decreased 40% YoY
  - Contract sales for the quarter for the quarter decreased 43% YoY
  - In open markets, total contract sales were up 6% sequentially
  - Tours decreased 58% YoY
  - Volume per guest increased 33% YoY
  - Close rates were over 20% due to increased demand for travel and high-quality HGV products
- Resort operations and club management revenue decreased 23% YoY
  - As of 3/31/2021, 20% of properties remain temporarily suspended, and a number of HGV's remaining markets continue to operate under capacity and other constraints

Inventory

- Estimated contract sales value of HGV's total pipeline is ~$10 billion at current pricing
  - $4 billion of sales relating to inventory that is currently available for sale at open or soon-to-open projects and $6 billion of sales at new or existing projects that will become available for sale in the future upon registration, delivery, or construction
- Owned inventory represents 80% of the Company's total pipeline, ~37% of owned inventory pipeline is currently available for sale

Liquidity and balance sheet

- Cash: $400 million
- Revolver: $139 million of availability
- Timeshare Facility: $450 million remaining borrowing capacity

($ in millions)	Q1 2020	Q1 2021	YoY Δ
Real Estate and Financing Revenue:			
Sales of VOIs, net	$56	$33	($23)
Sales, marketing, brand and other fees	106	53	(53)
Financing	44	37	(7)
Real Estate and Financing Revenue	**$206**	**$123**	**($83)**
Resort Operations and Club Revenue:			
Club management	25	27	2
Resort management	19	18	(1)
Rental	55	33	(22)
Ancillary services	5	2	(3)
Resort Operations and Club Management Revenue[1,2,3]	**$104**	**$80**	**($24)**
Cost reimbursements	49	35	(14)
Intersegment eliminations[2,3]	(8)	(3)	5
Total revenue	**$351**	**$235**	**($116)**
Adj. EBITDA (excl. deferrals)	60	60	--
Net construction deferrals	(27)	(18)	9
Adj. EBITDA	**$33**	**$42**	**$9**
Other adjustment items[4]	(5)	(22)	(17)
Impairment expense	--	(1)	(1)
Share-based compensation expense	2	(4)	(6)
Other loss (gain), net	2	(1)	(3)
EBITDA	**$32**	**$14**	**($18)**
Interest expense	(10)	(15)	(5)
Depreciate & amortization	(12)	(11)	1
Income tax (benefit) expense	(1)	6	7
Other Items[5]	(1)	(1)	--
Net Income (Loss)	**$8**	**($7)**	**($15)**

1) Consistent with Q1 2021 HGV 10Q filing
2) Includes charges to real estate sales and financing segment from the resort operations and club management segment for fulfillment of discounted marketing package stays at resorts. These charges totals $3 million and $8 million for three months ended March 31, 2021 and 2020, respectively
3) Includes charges to real estate sales and financing segment from the resort operations and club management segment for the rental of model units to show prospective buyers. These charges totaled less than $1 million for the three months ended March 31, 2021 and 2020
4) For the three months ended March 31, 2021, this amount includes $15 million of acquisition costs associated with the recently announced acquisition of Diamond, $4 million of costs associated with restructuring, and $3 million of other one-time charges, and non-cash items. For the three months ended March 31, 2020, this amount includes costs associated with restructuring, one-time charges, and other non-cash items. For the three months ended March, 2020, these amounts include costs associate with restructuring, one-time charges and other non-cash items
5) Includes interest expense and depreciation and amortization included in equity in earnings (losses) from unconsolidated affiliates

37

HILTON GRAND VACATIONS

Diamond Q1 2021 Financial Results Highlights Q1 2021 recent developments Similar to HGV, Diamond Q1 2021 showed improvement for a third straight quarter since the onset of COVID-19 and represents continuation of quarterly revenue trajectory Q1 2021 revenue declined by $13 million or 4% y-o-y. Although the first quarter is seasonally slower due to vacation demand, Diamond's sales and bookings remain on a strong course back to the growth path created prior to the pandemic Q1 2021 marked a new record for VPG, which showed 25% and 33% growth from 2020 and 2019, respectively Real Estate and Financing segment revenue decreased 14% y-o-y Contract sales for the quarter decreased 21% YoY Tours decreased 38% YoY Volume per guest increased 25% YoY Consumer financing revenue increased by 10% YoY Resort Operations and Club Management segment revenue decreased 9% YoY Driven by reduced resort capacity, and ongoing travel restrictions Inventory For Q1 2021, Diamond used $15 million of cash for acquisition of VOI inventory As of March 31, 2021, Company has sufficient inventory to support sales over the next 12 months Liquidity and balance sheet Cash: $197 million Revolver: $92 million of availability Timeshare Funding Facility: $541 million remaining borrowing capacity Subsequent to Q1 2021, in connection with securitization, warehouse facilities were paid off and have full capacity at $675 million Note: Represents Diamond Financials from Dakota Holdings, Inc (“Diamond Resorts”) financial statements, as reclassified by Hilton Grand Vacations. ($45)

Summary of Standalone HGV Historical Financials Total Revenue 1 ($ in millions) Contract Sales ($ in millions) Adj. EBITDA (excl. deferrals) 2 ($ in millions) 2018 Revenue as filed by Hilton Grand Vacations. Based on economic Adj. EBITDA, excluding the impact of construction deferrals. Calculated as net cash from operations less corporate capex less net cash from securitization activities. LTM Q1 2021 Adj. Free Cash Flow 3 ($ in millions)

Summary of HGV Key Performance Indicators Tours (000s) Owners (000s) Volume Per Guest (“VPG”) Default Rate

Summary of Standalone Diamond Resorts Historical Financials Revenue as filed by Dakota Holdings, Inc (“Diamond Resorts”). Revenue does not include reclassifications as presented in the proxy filings. Diamond EBITDA derived from Diamond Resorts financial statements, further adjusted to conform to HGV’s definition of Adjusted EBITDA. Calculated as net cash from operations less corporate capex less net cash from securitization activities. TTM Q1 2021 2018 Total Revenue 1 ($ in millions) Contract Sales ($ in millions) Adj. EBITDA (excl. deferrals) 2 ($ in millions) Adj. Free Cash Flow 3 ($ in millions)

Summary of Diamond Resorts Key Performance Indicators Tours (000s) Owners (000s) Volume Per Guest (“VPG”) Default Rate

Sequential Improvement in Quarterly Financial Performance Contract Sales ($ in millions) Adjusted EBITDA (excl. deferrals) 2 ($ in millions) Total Revenue 1 ($ in millions) Contract Sales ($ in millions) Adjusted EBITDA (excl. deferrals) 2 ($ in millions) Total Revenue 1 ($ in millions) HGV revenue as filed by Hilton Grand Vacations. Diamond revenue as filed by Dakota Holdings, Inc (“Diamond Resorts”). Diamond revenue does not include reclassifications as presented in the proxy filings. Based on economic Adj. EBITDA, excluding the impact of construction deferrals. Diamond EBITDA derived from Diamond Resorts financial statements, further adjusted to conform to HGV’s definition of Adjusted EBITDA. Adjusted EBITDA doesn’t include anticipated run-rate cost synergies of $125 million. HGV Diamond Resorts

Contract Sales ($ in millions) Pro Forma Combined Annual Historical Financials Based on economic Adj. EBITDA, excluding the impact of construction deferrals. Diamond EBITDA derived from Diamond Resorts financial statements, further adjusted to conform to HGV’s definition of Adjusted EBITDA. Calculated as net cash from operations less corporate capex less net cash from securitization activities. Adjusted EBITDA (excl. deferrals) 1 ($ in millions) Adjusted Free Cash Flow 2 ($ in millions) HGV Diamond Resorts Estimated Annualized Cost Synergies

Syndication Overview

Questions & Answers

Appendix

Pro forma organizational structure


Guarantors
Borrower / Issuer
Public Equity Holders
Apollo Funds & Co-Investors
PF Ownership ~72%
PF Ownership ~28%
Hilton Grand Vacations Inc.
Delaware Corporation
Hilton Grand Vacations
Parent LLC
Delaware LLC
• $800mm Amended Revolver
• $1,300mm New Term Loan B
• $675mm New Other Unsecured Debt
• $591mm Assumed Diamond Senior Unsecured Notes[1]
Hilton Grand Vacations Borrower Inc., a Delaware corporation wholly owned by Hilton Grand Vacations Borrower LLC, is not shown for simplicity
Hilton Grand Vacations
Borrower LLC
Delaware LLC
Hilton Resorts Corporation
Delaware Corporation
Diamond Operating Subsidiaries
Diamond Securitization Subsidiaries
HGV Securitization Subsidiaries
HGV Operating Subsidiaries

48

1) $591 million Diamond Senior Unsecured Notes may be refinanced on a best efforts basis with new other unsecured debt.

HILTON GRAND VACATIONS

2019 Net income to Adjusted EBITDA reconciliation Derived from HGV’s 2019 Annual Report on Form 10-K. Derived from Dakota Holdings, Inc (“Diamond Resorts”) 2019 financial statements, further adjusted to conform to HGV’s definition of Adjusted EBITDA. For Diamond Resorts, other adjustment items includes costs primarily associated with acquisition and integration costs, restructuring, consulting and other one-time charges. Represents the deferred revenues and related direct expenses from the sales of VOIs under construction. Represents estimated annualized cost synergies. Represents Adjusted EBITDA as defined, further adjusted for deferred revenues and related direct expenses from the sales of VOIs under construction.

TTM March 2021 Net income to Adjusted EBITDA reconciliation Derived from HGV's Quarterly and Annual Reports on Form 10-Q and Form 10-K. Derived from Dakota Holdings, Inc ("Diamond Resorts") 2020 and 2021 financial statements, further adjusted to conform to HGV's definition of Adjusted EBITDA. Represents transaction accounting and financing adjustments giving effect to the acquisition of Diamond Resorts as if it had been completed on January 1, 2020. The unaudited pro forma adjustments are based upon currently available information, estimates and assumptions that HGV’s management believes are reasonable as of the date hereof. The unaudited pro forma condensed combined financial information is for informational purposes only, is not intended to represent or to be indicative of actual results of operations or financial position of HGV or Diamond had the Transactions been completed on the dates assumed, and should not be taken as indicative of future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the pro forma statement of operations for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma statements of operations and actual amounts. Includes costs associated with acquisition and integration costs, restructuring, consulting and other one-time charges. Represents the deferred revenues and related direct expenses from the sales of VOIs under construction. Represents estimated annualized cost synergies. Represents Adjusted EBITDA as defined, further adjusted for deferred revenues and related direct expenses from the sales of VOIs under construction. Represents certain adjustments defined within HGV’s debt agreements for purposes of determining compliance with its debt covenants. Represents Adjusted EBITDA as defined, further adjusted for certain items defined within HGV’s debt agreements for purposes of determining compliance with its debt covenants.

TTM March 2021 Adjusted Free Cash Flow reconciliation For the last twelve months ended March 31, 2021, this amount includes $15 million of acquisition costs associated with the recently announced acquisition of Diamond Resorts.